Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Fourth Quarter and Full Year 2018 Financial Results

LEAWOOD, KANSAS, USA - February 7, 2019 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports fourth quarter and full year 2018 financial results.

Euronet reports the following consolidated results for the fourth quarter 2018 compared with the same period of 2017:

•	Revenues of $649.4 million, a 7% increase from $604.6 million (10% increase on a constant currency(1) basis).

•	Operating income of $71.2 million, a 73% increase from $41.1 million (77% increase on a constant currency basis).

•	Adjusted operating income(2) of $84.8 million, a 15% increase from $73.6 million (18% increase on a constant currency basis).

•	Adjusted EBITDA(3) of $116.3 million, a 13% increase from $102.9 million (16% increase on a constant currency basis).

•	Net income attributable to Euronet of $60.0 million or $1.10 diluted earnings per share, compared with net loss of $22.9 million or $0.44 diluted loss per share.

•	Adjusted earnings per share(4) of $1.37, a 21% increase from $1.13.

•	Transactions of 1.08 billion, a 15% increase from 937 million.

Euronet reports the following consolidated results for the full year 2018 compared with the same period of 2017:

•	Revenues of $2,537 million, a 13% increase from $2,252 million (10% increase on a constant currency basis).

•	Operating income of $358.0 million, a 35% increase from $266.0 million (30% increase on a constant currency basis).

•	Adjusted operating income of $371.6 million, a 22% increase from $304.6 million (18% increase on a constant currency basis).

•	Adjusted EBITDA of $494.4 million, a 19% increase from $415.2 million (16% increase on a constant currency basis).

•	Net income attributable to Euronet of $232.8 million or $4.26 diluted earnings per share, compared with net income of $156.9 million or $2.85 diluted earnings per share.

•	Adjusted earnings per share of $5.53, a 21% increase from $4.58.

•	Transactions of 3.98 billion, a 10% increase from 3.63 billion.

"We finished the year strong, delivering fourth quarter adjusted EPS of $1.37, a 21% year-over-year increase," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "This strong fourth quarter growth included double-digit revenue and adjusted EBITDA contributions from all three segments, together with beneficial income tax expense. EFT sustained its growth from continued expansion of our ATM networks. epay delivered a strong fourth quarter resulting from seasonally strong sales of non-mobile content. And Money Transfer continued its strong growth trends from success in both the physical and digital channels."

"For the full year, we delivered adjusted EPS of $5.53, a 21% year-over-year increase and the sixth consecutive year we have delivered strong double-digit growth in adjusted EPS," continued Mr. Brown. "All three segments contributed to this growth through continued focus on network and product expansion in new and existing markets."

See the reconciliation of non-GAAP items in the attached financial schedules.

Segment and Other Results

The EFT Processing Segment reports the following results for the fourth quarter 2018 compared with the same period or date in 2017:

•	Revenues of $161.3 million, a 10% increase from $146.5 million (15% increase on a constant currency basis).

•	Operating income of $22.4 million, a 13% decrease from $25.8 million (12% decrease on a constant currency basis).

•	Adjusted operating income of $29.0 million, a 12% increase from $25.8 million (14% increase on a constant currency basis).

•	Adjusted EBITDA of $46.4 million, a 12% increase from $41.6 million (14% increase on a constant currency basis).

•	Transactions of 711 million, a 13% increase from 627 million.

•	Operated 40,354 ATMs as of December 31, 2018, a 9% increase from 37,133.

The EFT Processing Segment reports the following results for the full year 2018 compared with the same period or date in 2017:

•	Revenues of $753.6 million, a 19% increase from $634.6 million (16% increase on a constant currency basis).

•	Operating income of $197.2 million, a 21% increase from $162.9 million (17% increase on a constant currency basis).

•	Adjusted operating income of $203.8 million, a 23% increase from $165.2 million (20% increase on a constant currency basis).

•	Adjusted EBITDA of $270.5 million, a 23% increase from $220.8 million (19% increase on a constant currency basis).

•	Transactions of 2.72 billion, a 16% increase from 2.35 billion.

Double-digit fourth quarter constant currency revenue, adjusted operating income and adjusted EBITDA growth was largely the result of a 9% year-over-year increase in active ATMs and a 13% increase in transactions. The increase in transactions was primarily from growth in Europe and India - including an increase in traditional cash withdrawals as well as the number of value-added transactions, such as dynamic currency conversion, domestic and international surcharge, and foreign currency dispensing transactions - on both ATMs and point-of-sale terminals.

Similar to prior years, the EFT segment added more than 1,300 high-value ATMs during the fourth quarter - deployed primarily throughout Europe and India - which positions the EFT segment for a continuation of strong revenue growth, but these ATMs also contribute to higher operating costs in the seasonally weaker first quarter.

For the full year 2018, ATM growth reflects the addition of approximately 3,800 high-value ATMs in Europe and India as well as the acquisition of approximately 400 Easycash ATMs in Ireland, less 131 fewer low-margin ATMs and nearly 900 more winterized ATMs than the prior year.

Full year 2018 revenue, adjusted operating income and adjusted EBITDA growth was primarily the result of ATM network and transaction expansion.

Fourth quarter and full year 2018 operating income includes a one-time $6.6 million post-acquisition charge which has been excluded from adjusted operating income, adjusted EBITDA and adjusted EPS. Prior year operating income includes a $2.3 million impairment charge recorded in the second quarter 2017 related to the Company's decision to close its Pure Commerce office in South Korea; this $2.3 million impairment charge has been excluded from adjusted operating income, adjusted EBITDA and adjusted EPS.

The epay Segment reports the following results for the fourth quarter 2018 compared with the same period or date in 2017:

•	Revenues of $215.0 million, a 3% decrease from $221.5 million (no change on a constant currency basis).

•	Operating income of $29.3 million, compared with an operating loss of $6.3 million.

•	Adjusted operating income of $29.3 million, a 15% increase from $25.5 million (19% increase on a constant currency basis).

•	Adjusted EBITDA of $30.7 million, a 12% increase from $27.5 million (16% increase on a constant currency basis).

•	Transactions of 344 million, a 21% increase from 285 million.

•	Point-of-sale ("POS") terminals of approximately 719,000 as of December 31, 2018, a 5% increase from approximately 683,000.

•	Retailer locations of approximately 334,000 as of December 31, 2018, a 7% increase from approximately 313,000.

The epay Segment reports the following results for the full year 2018 compared with the same period or date in 2017:

•	Revenues of $743.7 million, a 1% increase from $734.0 million (1% decrease on a constant currency basis).

•	Operating income of $78.9 million, a 107% increase from $38.1 million (102% increase on a constant currency basis).

•	Adjusted operating income of $78.9 million, a 13% increase from $69.9 million (10% increase on a constant currency basis).

•	Adjusted EBITDA of $86.0 million, an 8% increase from $79.6 million (5% increase on a constant currency basis).

•	Transactions of 1.15 billion, a 3% decrease from 1.19 billion.

In January 2018, the Company adopted prospectively the newly required Generally Accepted Accounting Principle standard ASC 606, and as a result now reports certain revenues in the epay segment on a net basis rather than a gross basis as done in prior years. Had epay not adopted ASC 606, fourth quarter revenues would have been approximately $35.2 million greater on a reported basis or 13% reported growth, and $37.6 million greater on a constant currency basis, or 17% constant currency growth, with no impact on gross profit. Full year revenues would have been approximately $88.5 million greater on a reported basis or 13% reported growth, and $82.9 million greater on a constant currency basis, or 11% constant currency growth, with no impact on gross profit.

Adjusted for the adoption of the revenue recognition standard, epay fourth quarter and full year constant currency revenue, adjusted operating income and adjusted EBITDA growth was primarily the result of increased sales of non-mobile products, partially offset by certain mobile transaction declines.

Prior year operating income for the fourth quarter and full year included a $31.8 million goodwill impairment charge related to the Company's businesses in the Middle East, North America and the United Kingdom; this $31.8 million goodwill impairment charge has been excluded from adjusted operating income, adjusted EBITDA and adjusted EPS.

Fourth quarter transactions increased from strong growth in India and Germany. The full year transaction decline was largely the result of the previously reported loss of a high-volume, low-margin customer in the Middle East, largely offset by strong transaction growth in India and Germany.

epay terminal and location counts have been restated in both the current and prior periods to eliminate intra-segment counts.

The Money Transfer Segment reports the following results for the fourth quarter 2018 compared with the same period or date in 2017:

•	Revenues of $274.1 million, a 15% increase from $237.6 million (17% increase on a constant currency basis).

•	Operating income of $29.3 million, virtually no change from $29.2 million (1% increase on a constant currency basis).

•	Adjusted operating income of $36.3 million, a 24% increase from $29.2 million (26% increase on a constant currency basis).

•	Adjusted EBITDA of $44.6 million, a 21% increase from $36.8 million (23% increase on a constant currency basis).

•	Total transactions of 28.5 million, a 15% increase from 24.8 million.

•	Network locations of approximately 369,000 as of December 31, 2018, an 8% increase from approximately 343,000.

The Money Transfer Segment reports the following results for the full year 2018 compared with the same period or date in 2017:

•	Revenues of $1,043.1 million, an 18% increase from $886.7 million (16% increase on a constant currency basis).

•	Operating income of $122.8 million, an 18% increase from $104.5 million (14% increase on a constant currency basis).

•	Adjusted operating income of $129.8 million, a 24% increase from $104.5 million (21% increase on a constant currency basis).

•	Adjusted EBITDA of $161.9 million, a 21% increase from $134.1 million (18% increase on a constant currency basis).

•	Total transactions of 107.6 million, a 17% increase from 92.2 million.

Fourth quarter and full year 2018 double-digit constant currency revenue, adjusted operating income and adjusted EBITDA growth was driven by strong growth across most all sectors of the money transfer business, including both physical and digital transfers.

Fourth quarter and full year 2018 operating income includes a $7.0 million impairment charge on intangible assets related to the HiFX brand name resulting from the Company's decision to unify the branding of its international payments business under the XE brand; this $7.0 million impairment charge on intangible assets has been excluded from adjusted operating income, adjusted EBITDA and adjusted EPS.

Fourth quarter 2018 money transfers grew 15% and non-transfer transactions, such as currency exchange and check cashing, grew 15%, resulting in total transaction growth of 15%.

Full year 2018 money transfers grew 16% and non-transfer transactions grew 20%, resulting in total transaction growth of 17%.

Corporate and Other reports $9.8 million of expense for the fourth quarter 2018 compared with $7.6 million for the fourth quarter 2017. For the full year 2018, Corporate and other reports $40.9 million of expense compared with $39.5 million for the full year 2017. Excluding costs related to the proposed MoneyGram transaction in 2017, adjusted operating expense was $35.0 million. Increased corporate expense for both the fourth quarter and full year 2018 is largely due to increased long-term and short-term variable incentive compensation expense based on Company performance.

Balance Sheet and Financial Position
Unrestricted cash on hand was $1.05 billion as of December 31, 2018, compared to $1.13 billion as of September 30, 2018. Repayments of ATM cash borrowings were largely offset by settlement timing in the business and cash generated from operations.

Total indebtedness was $641.5 million as of December 31, 2018, compared to $889.0 million as of September 30, 2018. Debt decreased primarily as a result of revolver repayments due to lower seasonal ATM cash requirements.

Guidance
The Company currently expects adjusted earnings per share for the first quarter 2019, assuming foreign currency exchange rates and the Company's share price remain stable through the end of the quarter, to be approximately $0.83.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP to non-GAAP reconciliation, including adjustments that would be necessary for currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted operating income is defined as operating income excluding expenses related to the 2017 proposed MoneyGram acquisition, a one-time post-acquisition charge and impairment charges.

(3) Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation, expenses related to the 2017 proposed MoneyGram acquisition, a one-time post-acquisition charge, impairment charges, and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill and intangible asset impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) expenses related to the 2017 proposed MoneyGram acquisition, g) non-cash interest expense, h) non-cash income tax expense, i) certain impacts of the tax reform legislation passed in 2017, j) a one-time post-acquisition charge and k) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on February 8, 2019, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 40,354 ATMs, approximately 293,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 53 countries; card software solutions; a prepaid processing network of approximately 719,000 POS terminals at approximately 334,000 retailer locations in 45 countries; and a global money transfer network of approximately 369,000 locations serving 150 countries. With corporate headquarters in Leawood, Kansas, USA, and 65 worldwide offices, Euronet serves clients in approximately 165 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including the effects in Europe of the Brexit vote and economic conditions in specific countries or regions; the effects of demonetization in India; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any breaches in the security of our computer systems or those of our customers or vendors; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; Visa's announced rule change to allow our ATMs to provide dynamic currency conversion beginning mid-April 2019; impacts of new DCC disclosures in Europe; impacts of shares issuable under the Company's convertible bonds; application of or changes to compliance regulations; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including tax, immigration and data privacy laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	December 31,	As of
	2018	December 31,
	(unaudited)	2017

ASSETS
Current assets:
Cash and cash equivalents	$1,054.4	$819.1
Restricted cash	76.6	81.4
Trade accounts receivable, net	693.6	744.9
Prepaid expenses and other current assets	263.0	244.8

Total current assets	2,087.6	1,890.2

Property and equipment, net	291.9	268.3
Goodwill and acquired intangible assets, net	818.7	867.9
Other assets, net	123.0	113.6

Total assets	$3,321.2	$3,140.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$1,334.9	$1,361.0
Short-term debt obligations	43.5	46.7

Total current liabilities	1,378.4	1,407.7

Debt obligations, net of current portion	589.8	404.0
Capital lease obligations, net of current portion	8.2	9.8
Deferred income taxes	57.1	55.0
Other long-term liabilities	54.8	64.0

Total liabilities	2,088.3	1,940.5

Equity	1,232.9	1,199.5

Total liabilities and equity	$3,321.2	$3,140.0

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Revenues	$2,536.6	$2,252.4	$649.4	$604.6

Operating expenses:
Direct operating costs	1,488.3	1,356.2	395.3	377.5
Salaries and benefits	360.4	310.8	89.9	78.2
Selling, general and administrative	210.2	190.3	52.1	50.5
Post-acquisition charge	6.6	—	6.6	—
Impairment of acquired intangible assets and goodwill	7.0	34.1	7.0	31.8
Depreciation and amortization	106.1	95.0	27.3	25.5
Total operating expenses	2,178.6	1,986.4	578.2	563.5
Operating income	358.0	266.0	71.2	41.1

Other income (expense):
Interest income	1.3	2.5	0.3	0.4
Interest expense	(37.7)	(32.4)	(8.6)	(7.4)
Loss from unconsolidated affiliates	(0.1)	—	—	—
Other gains	—	0.1	—	0.1
Foreign currency exchange (loss) gain	(26.7)	20.3	(5.2)	(0.7)
Total other expense, net	(63.2)	(9.5)	(13.5)	(7.6)
Income before income taxes	294.8	256.5	57.7	33.5

Income tax (expense) benefit	(62.8)	(99.5)	2.2	(56.3)

Net income (loss)	232.0	157.0	59.9	(22.8)
Net loss (income) attributable to noncontrolling interests	0.8	(0.1)	0.1	(0.1)
Net income (loss) attributable to Euronet Worldwide, Inc.	$232.8	$156.9	$60.0	$(22.9)

Earnings (loss) per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$4.26	$2.85	$1.10	$(0.44)

Diluted weighted average shares outstanding	54,627,747	55,116,327	54,665,240	52,702,552

EURONET WORLDWIDE, INC.
Reconciliation of Net Income (Loss) to Operating Income (Expense), Adjusted Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended December 31, 2018

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$59.9

Less: Income tax benefit					(2.2)
Add: Total other expense, net					13.5

Operating income (expense)	$22.4	$29.3	$29.3	$(9.8)	$71.2

Add: Impairment charges	—	—	7.0	—	7.0
Add: Post-acquisition charge	6.6	—	—	—	6.6
Adjusted Operating income (expense)(1)	29.0	29.3	36.3	(9.8)	84.8

Add: Depreciation and amortization	17.4	1.4	8.3	0.2	27.3
Add: Share-based compensation	—	—	—	4.2	4.2

Earnings (expense) before interest, taxes, depreciation, amortization, impairment charges and share-based compensation (Adjusted EBITDA) (2)	$46.4	$30.7	$44.6	$(5.4)	$116.3

	Three months ended December 31, 2017

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net loss					$(22.8)

Add: Income tax expense					56.3
Add: Total other expense, net					7.6

Operating income (expense)	$25.8	$(6.3)	$29.2	$(7.6)	$41.1
Add: Impairment charges	—	31.8	—	—	31.8
Add: Expenses incurred for proposed acquisition of MoneyGram	—	—	—	0.7	0.7
Adjusted operating income (expense) (1)	25.8	25.5	29.2	(6.9)	73.6

Add: Depreciation and amortization	15.8	2.0	7.6	0.1	25.5
Add: Share-based compensation	—	—	—	3.8	3.8

Earnings (expense) before interest, taxes, depreciation, amortization, proposed transaction expenses, impairment charges and share-based compensation (Adjusted EBITDA) (2)	$41.6	$27.5	$36.8	$(3.0)	$102.9

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense), Adjusted Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Twelve months ended December 31, 2018

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$232.0

Add: Income tax expense					62.8
Add: Total other expense, net					63.2

Operating income (expense)	$197.2	$78.9	$122.8	$(40.9)	$358.0

Add: Impairment charges	—	—	7.0	—	7.0
Add: Post-acquisition charge	6.6	—	—	—	6.6
Adjusted Operating income (expense)(1)	203.8	78.9	129.8	(40.9)	371.6

Add: Depreciation and amortization	66.7	7.1	32.1	0.2	106.1
Add: Share-based compensation	—	—	—	16.7	16.7

Earnings (expense) before interest, taxes, depreciation, amortization, impairment charges and share-based compensation (Adjusted EBITDA) (2)	$270.5	$86.0	$161.9	$(24.0)	$494.4

	Twelve months ended December 31, 2017

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$157.0

Add: Income tax expense					99.5
Add: Total other expense, net					9.5

Operating income (expense)	$162.9	$38.1	$104.5	$(39.5)	$266.0
Add: Impairment charges	2.3	31.8	—	—	34.1
Add: Expenses incurred for proposed acquisition of MoneyGram	—	—	—	4.5	4.5
Adjusted operating income (expense) (1)	165.2	69.9	104.5	(35.0)	304.6

Add: Depreciation and amortization	55.6	9.7	29.6	0.1	95.0
Add: Share-based compensation	—	—	—	15.6	15.6

Earnings (expense) before interest, taxes, depreciation, amortization, proposed transaction expenses and share-based compensation (Adjusted EBITDA) (2)	$220.8	$79.6	$134.1	$(19.3)	$415.2

(1) Adjusted operating income excludes impairment and post-acquisition charges and costs related to the proposed acquisition of MoneyGram and is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

(2) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net income (loss) attributable to Euronet Worldwide, Inc.	$232.8	$156.9	$60.0	$(22.9)

Foreign currency exchange loss (gain)	26.7	(20.3)	5.2	0.7
Intangible asset amortization(1)	22.6	24.5	5.4	5.7
Share-based compensation(2)	16.8	15.6	4.2	3.8
Expenses incurred for proposed acquisition of MoneyGram(3)	—	4.5	—	0.7
Post-acquisition charge	6.6	—	6.6	—
Impairment of acquired intangible assets and goodwill	7.0	34.1	7.0	31.8
Non-cash interest accretion(4)	11.5	11.0	2.9	2.8
Income tax effect of above adjustments(5)	(11.8)	(6.6)	(2.8)	(4.8)
U.S. tax reform impact(6)	(12.3)	41.6	(12.3)	41.6
Non-cash GAAP tax expense (benefit)(7)	3.4	(7.5)	(1.1)	3.2

Adjusted earnings(8)	$303.3	$253.8	$75.1	$62.6

Adjusted earnings per share - diluted(8)	$5.53	$4.58	$1.37	$1.13

Diluted weighted average shares outstanding (GAAP)	54,627,747	55,116,327	54,665,240	52,702,552

Incremental shares from assumed conversion of stock options and restricted stock	—	—	—	1,790,493
Effect of assumed conversion of convertible debentures	—	—	—	799,680
Effect of unrecognized share-based compensation on diluted shares outstanding	258,149	304,387	250,277	306,020
Adjusted diluted weighted average shares outstanding	54,885,896	55,420,714	54,915,517	55,598,745

(1) Intangible asset amortization of $5.4 million and $5.7 million are included in depreciation and amortization expense of $27.3 million and $25.5 million for the three months ended December 31, 2018 and December 31, 2017, respectively, in the consolidated statements of income. Intangible asset amortization of $22.6 million and $24.5 million are included in depreciation and amortization of $106.1 million and $95.0 million for the twelve months ended December 31, 2018 and December 31, 2017, respectively, in the consolidated statements of income.

(2) Share-based compensation of $4.2 million and $3.8 million are included in salaries and benefits expense of $89.9 million and $78.2 million for the three months ended December 31, 2018 and December 31, 2017, respectively, in the consolidated statements of income. Share-based compensation of $16.8 million and $15.6 million are included in salaries and benefits expense of $360.4 million and $310.8 million for the twelve months ended December 31, 2018 and December 31, 2017, respectively, in the consolidated statements of income.

(3) Expenses incurred for the proposed acquisition of MoneyGram of $0.7 million and $4.5 million are included in the selling, general and administrative expenses of $50.5 million and $190.3 million for the three and twelve months ended December 31, 2017, respectively, in the consolidated statements of income.

(4) Non-cash interest accretion of $2.9 million and $2.8 million are included in interest expense of $8.6 million and $7.4 million for the three months ended December 31, 2018 and December 31, 2017, respectively, in the consolidated statements of income. Non-cash interest accretion of $11.5 million and $11.0 million are included in interest expense of $37.7 million and $32.4 million for the twelve months ended December 31, 2018 and December 31, 2017, respectively, in the consolidated statements of income.

(5) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(6) U.S. tax reform non-recurring adjustment is the preliminary U.S. GAAP current and deferred tax expense for the three and twelve months ended December 31, 2017, recognized from the enactment of the Tax Cut and Jobs Act, which became law on December 22, 2017. The adjustment for the three and twelve months ended December 31, 2018, is the amount resulting from the finalization of the provisional tax expense during the measurement period.

(7) Adjustment is the cash tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets. Additionally, during the three months ended September 30, 2017, the Company recognized a U.S. GAAP income tax benefit related to the release of a $16.3 million valuation allowance on certain foreign net deferred tax assets and removed the effect from adjusted earnings per share for those benefits that will not be realized in cash during the current period.

(8) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.